Registration Statement No. 333-168971
Filed Pursuant to Rule 424(b)(3)

SUPPLEMENT NO. 3 DATED OCTOBER 18, 2013

TO PROSPECTUS DATED JULY 31, 2013

APPLE REIT TEN, INC.

The following information supplements the prospectus of Apple REIT Ten, Inc. dated July 31, 2013 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 3 (which is cumulative and replaces all prior Supplements).

Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of Units, the outcome of current and future litigation, regulatory proceedings or inquiries, changes in laws or regulations or interpretations of current laws and regulations that impact our business, assets or classification as a real estate investment trust, our ability to realize our anticipated return on our energy investment, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward- looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Ten, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites,” “Hilton Garden Inn” and “Home2 Suites by Hilton” are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to “Hilton” mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Ten, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

As of January 27, 2011, we completed our minimum offering of 9,523,810 Units at $10.50 per Unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each Unit consists of one common share and one Series A preferred share. We are continuing the offering at $11.00 per Unit in accordance with the prospectus. We registered to sell a total of 182,251,082 Units. As of September 30, 2013, 102,761,455 Units remain unsold. Our offering of Units expires on January 19, 2014, provided that the offering will be terminated if all of the Units are sold before then.

As of September 30, 2013, we had closed on the following sales of Units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	69,965,817	769,623,982	692,661,584

Total	79,489,627	$869,623,982	$782,661,584

Distributions

Our distributions since initial capitalization through June 30, 2013 totaled approximately $96.6 million and were paid at a monthly rate of $0.06875 per common share beginning in February 2011. For the same period, our net cash generated from operations was approximately $50.8 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, a portion of distributions paid through June 30, 2013 have been funded from proceeds from our on-going best-efforts offering of Units, and are expected to be treated as a return of capital for federal income tax purposes. The following is a summary of the distributions and net cash from (used in) operations.

Period	Total Distributions Declared and Paid per Share	Total Distributions Declared and Paid	Net Cash From/ (Used in) Operations(a)	Net Income/ (Loss)(a)	Percentage of Net Cash From/ (Used in) Operations To Total Distributions
For the period Aug. 13, 2010 (initial capitalization through Dec. 31, 2010	$—	$—	$(6,000)	$(31,000)	—
1st Quarter 2011	0.13750	1,855,000	(2,488,000)	(2,390,000)	-134%
2nd Quarter 2011	0.20625	5,753,000	(1,059,000)	(1,179,000)	-18%
3rd Quarter 2011	0.20625	7,596,000	846,000	(473,000)	11%
4th Quarter 2011	0.20625	8,390,000	3,522,000	(1,092,000)	42%
1st Quarter 2012	0.20625	9,336,000	1,905,000	1,974,000	20%
2nd Quarter 2012	0.20625	10,596,000	9,616,000	5,900,000	91%
3rd Quarter 2012	0.20625	12,079,000	11,515,000	5,519,000	95%
4th Quarter 2012	0.20625	13,023,000	10,097,000	3,686,000	78%
1st Quarter 2013	0.20625	13,622,000	3,830,000	2,888,000	28%
2nd Quarter 2013	0.20625	14,339,000	12,994,000	9,186,000	91%

Total	$1.99375	$96,589,000	$50,772,000	$23,988,000	53%

Note for Table:

(a)	See complete consolidated statements of cash flows and consolidated statements of operations for the 12 months ending December 31, 2012 and 2011 included in our most recent Form 10-K for the year ended December 31, 2012 and six months ending June 30, 2013 included in our most recent Form 10-Q for the quarter ended June 30, 2013.

In February 2011, our Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. We intend to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by our Board of Directors. Our objective in setting a distribution rate is to project a rate that will provide consistency over our existence taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. To meet this objective, we may require the use of debt or offering proceeds in addition to cash from operations. Since a portion of distributions to date have been funded with proceeds from our offering of Units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. As there can be no assurance of our ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors—We may be unable to make distributions to our shareholders,” on page 27 of our prospectus.

Net Book Value Per Share

In connection with this on-going offering of Units, we are providing information about our net book value per share. Net book value per share is calculated as total book value of assets minus total liabilities. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net book value does not reflect value per share upon an orderly sale or liquidation of the Company in accordance with our investment objectives. Our net book value reflects dilution in the value of our Units from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to acquire real estate including commissions to Apple Suites Realty Group, Inc. (“ASRG”), (ii) the funding of distributions from sources other than cash flow from operations, and (iii) fees paid in connection with our on-going best-efforts offering, including selling commissions and marketing fees. As of June 30, 2013, our net book value per share was $8.82. We calculated our net book value by subtracting total liabilities from total assets and dividing by the total number of Units outstanding at June 30, 2013.

The offering price of shares under our on-going best-efforts offering at September 30, 2013 was $11.00. Our offering price was not established on an independent basis and bears no relationship to the net book value of our assets. There is currently no established public market in which our common shares or Units are traded, however as discussed above in the Status of the Offering section of this supplement, 70.0 million Units have been purchased at $11 per Unit. As discussed in the prospectus the Units will be illiquid for an indefinite period of time. We will continue to use the $11 per Unit price as the offering price until such time as buyers are not available, or until we have an orderly sale or liquidation in accordance with our investment objectives outlined in the prospectus.

Unit Redemption Program

In April 2012, we instituted a Unit Redemption Program to provide limited interim liquidity to our shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for five years or less, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. In the case of redemption of Units following the death of all shareholders in one account, the purchase price will equal 100% of the price paid by the deceased shareholders for the Units. We reserve the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program.

Under the terms of the Unit Redemption Program, the funding for the redemption of Units comes exclusively from the net proceeds we receive from the sale of Units under our best-efforts offering or our dividend reinvestment plan which we plan to implement following the conclusion of our offering. However, until we implement our dividend reinvestment plan, we funded Unit redemptions for the periods noted below from the net proceeds we received from the sale of our Units under our best-efforts offering.

Since inception of the program through September 30, 2013, we have redeemed approximately 2.9 million Units representing $29.7 million. As contemplated in the program, beginning with the October 2012 redemption, the scheduled redemption date for the fourth quarter of 2012, through the April 2013 redemption, the scheduled redemption date for the second quarter of 2013, we redeemed Units on a pro rata basis due to the 3% limitation discussed above. Prior to October 2012 and in July 2013, the scheduled redemption date for the third quarter of 2013, we redeemed 100% of redemption requests. The following is a summary of the Unit redemptions:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date	Average Price Paid on Redemptions for Quarter
April 2012	474,466	474,466	—	$10.22
July 2012	961,236	961,236	—	10.09
October 2012	617,811	46,889	570,922	10.58
January 2013	938,026	114,200	823,826	10.73
April 2013	1,063,625	637,779	425,846	10.19
July 2013	677,855	677,855	—	10.16

LEGAL PROCEEDINGS

The term the “Apple REIT Entities” means Apple REIT Ten, Inc. (the “Company”), Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in all three of the above mentioned class action lawsuits.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, ASRG, Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., A10A, Apple Fund Management, LLC, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint was purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Entities, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, and alleges that the Apple REIT Entities “misrepresented the investment objectives of the Apple REITs, the dividend payment policy of the Apple REITs, and the value of their Apple REIT investments.” The consolidated complaint asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933, as well as claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On April 18, 2012, the Company, and the other defendants moved to dismiss the consolidated complaint in the In re Apple REITs Litigation. By Order entered on March 31, 2013 and opinion issued on April 3, 2013, the Court dismissed the consolidated complaint in its entirety with prejudice and without leave to amend. Plaintiffs filed a Notice of Appeal to the Second Circuit Court of Appeals on April 12, 2013, and filed their Brief for Plaintiffs-Appellants on July 26, 2013. Defendants-Appellees will file their reply brief by October 25, 2013. The Company believes that Plaintiffs’ claims against it, its officers and directors and other Apple REIT Entities were properly dismissed by the lower court, and intends to vigorously defend the judgment as entered. In the event some or all of Plaintiffs’ claims are revived as a result of Plaintiffs’ appeal, the Company will, once again, defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

RECENT DEVELOPMENTS

Credit Facility

On July 26, 2013, through one of our wholly-owned subsidiaries, we entered into an unsecured revolving credit facility with a commercial bank in an initial amount of $75 million. On October 3, 2013, the credit agreement was amended to increase the amount of the facility to $100 million and to allow for future increases in the amount of the facility to $150 million, subject to certain conditions. The credit facility will be utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the payment of redemptions and distributions. Under the terms of the credit facility, we may make voluntary prepayments in whole or in part, at any time. The credit facility matures in July 2015; however, we have the right, upon satisfaction of certain conditions, including covenant compliance and payment of an extension fee, to extend the maturity date to July 2016. Interest payments are due monthly and the interest rate, subject to certain exceptions, is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 2.25% to 2.75%, depending upon our leverage ratio, as calculated under the terms of the credit facility. We are also required to pay an unused facility fee of 0.25% or 0.35% on the unused portion of the revolving credit facility, based on the amount of borrowings outstanding during the quarter.

On the day of closing of the credit facility, we borrowed $54.0 million under the credit facility, of which $53.6 million was used to fund a portion of the aggregate purchase price of eight hotels that closed on July 26, 2013 as described below and $0.4 million was used to pay loan origination costs.

The credit facility contains mandatory prepayment requirements, customary affirmative covenants and negative covenants and events of default. The financial covenants include, among others, a minimum net worth, maximum debt limits, maximum distributions, minimum debt service and fixed charge coverage ratios and restrictions on investments.

Subcontract Agreement

On August 8, 2013, Apple REIT Seven, Inc. (“Apple Seven”), Apple REIT Eight, Inc. (“Apple Eight”) and Apple REIT Nine, Inc. (“Apple Nine”) announced that they have entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”) pursuant to which Apple Seven and Apple Eight will merge into Apple Nine in two merger transactions (the “Mergers”), and that as a result of this transaction, Apple Nine will become self-advised and each of Apple Seven, Apple Eight and Apple Nine will terminate its advisory arrangements with its advisors.

Concurrently with the execution of the Merger Agreement, on August 7, 2013, Apple Nine entered into a subcontract agreement, as amended (the “Subcontract Agreement”) with Apple Ten Advisors, Inc. (“A10A”). Pursuant to the Subcontract Agreement, A10A will subcontract its obligations under the advisory agreement between A10A and us (the “Advisory Agreement”) to Apple Nine. The Subcontract Agreement provides that, from and after the effective time of the Mergers, Apple Nine will provide to us the advisory services contemplated under the Advisory

Agreement and Apple Nine will receive fees and expenses payable under the Advisory Agreement from us. We also signed the Subcontract Agreement to acknowledge the terms of the Subcontract Agreement.

Advisory Agreement

Upon a determination by our independent members of our Board of Directors, the Advisory Agreement between us and Apple Ten Advisors, Inc. was renewed for an additional one (1) year term expiring on December 20, 2014.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The following documents filed with the SEC are incorporated by reference in this prospectus supplement (Commission File No. 333-168971), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013 filed with the SEC on August 8, 2013 and May 7, 2013, respectively;

•	Definitive Proxy Statement filed on Schedule 14A filed with the SEC on April 9, 2013;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 6, 2013;

•

Current Report on Form 8-K/A filed with the SEC on August 30, 2013; includes the financial statements for Maple Grove Lodging Investors, LLC, Phoenix Southwest Lodging Investors I, LLC, Deer Valley Lodging Investors, LLC, Deer Valley Hotel Investors II, LLC, Omaha Downtown Lodging Investors III, LLC and Omaha Downtown Lodging Investors IV, LLC (Maple Grove, Minnesota Hilton Garden Inn; Phoenix, Arizona Courtyard; Phoenix North/Happy Valley, Arizona Hampton Inn & Suites; Phoenix North/Happy Valley, Arizona Homewood Suites; Omaha, Nebraska Homewood Suites and Omaha, Nebraska Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on April 30, 2013; includes the financial statements for the Fair Oaks Hotel, LLC (Fairfax, Virginia Marriott) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn) and VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Chicago Hotels Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the SASI, LLC (Mason, Ohio Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn), and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the Denver, Colorado—Hilton Garden Inn and the required pro forma financial information;

•	The description of our Units contained in our Registration Statement filed on Form 8-A (File No. 000-54651), filed with the SEC on April 12, 2012;

•

Current Reports on Form 8-K filed with the SEC on August 28, 2013, August 9, 2013, July 31, 2013, June 10, 2013, May 28, 2013, May 23, 2013, May 20, 2013, May 17, 2013, April 19, 2013, April 10, 2013, March 19, 2013, February 5, 2013, January 8, 2013, November 27, 2012, October 25, 2012, October 17, 2012, August 23, 2012, July 11, 2012, May 23, 2012, May 23, 2012, May 9, 2012, March 5, 2012, February 3, 2012, February 2, 2012, January 13, 2012, January 4, 2012, December 21, 2011, December 13, 2011, December 1, 2011, November 30, 2011, November 14, 2011, November 7, 2011, November 4, 2011, November 2, 2011, October 19, 2011, October 11, 2011, October 5, 2011, September 23, 2011, September 7, 2011, August 25, 2011, August 11, 2011, July 22, 2011, July 18, 2011, July 13, 2011, July 6, 2011, June 27, 2011, June 14, 2011, June 13, 2011, June 7, 2011, June 7, 2011, June 2, 2011, May 13, 2011, May 6, 2011, May 5, 2011, April 15, 2011, April 7, 2011, March 29, 2011, March 18, 2011, March 8, 2011, March 4, 2011, March 1, 2011, February 14, 2011, February 9, 2011, February 3, 2011, and January 27, 2011.

All of the documents that we have incorporated by reference into this prospectus supplement are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus supplement is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed through our website at www.applereitten.com. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

SUMMARY OVERVIEW

Summary of Real Estate Investments

Since our prospectus dated July 31, 2013, we have purchased eight additional hotels. Currently, through our subsidiaries, we own a total of 43 hotels. These hotels contain a total of 5,452 guest rooms. They were purchased for an aggregate gross purchase price of $696.9 million. Financial and operating information about our recently purchased hotels is provided in another section below.

Description of Real Estate Owned

The map below shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State:

Type and Number of Hotel Franchises:

Summary of Potential Acquisitions

We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for seven other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the property. The following table summarizes hotel and contract information:

Hotel Location		Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Oklahoma City, Oklahoma(a)	Hilton Garden Inn	January 11, 2013	155	$		(b)
2.	Oklahoma City, Oklahoma(a)	Homewood Suites	January 11, 2013	100			(b)
3.	Fort Lauderdale, Florida(a)/(e)	Residence Inn	February 28, 2013	156		23,088,000
4.	Colorado Springs, Colorado(d)	Hampton Inn & Suites	May 15, 2013	101		11,500,000
5.	Franklin Cool Springs, Tennessee(d)	Courtyard	May 15, 2013	126			(c)
6.	Franklin Cool Springs, Tennessee(d)	Residence Inn	May 15, 2013	124			(c)
7.	Dallas, Texas(a)	Homewood Suites	July 30, 2013	130		25,350,000

			Total	892		$155,938,000

Notes for Table:

(a)	The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

(b)

The Hilton Garden Inn and Homewood Suites hotels in Oklahoma City, Oklahoma are part of an adjoining two-hotel complex that will be located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $45 million. The amount is reflected in the total gross purchase price indicated above.

(c)

The Courtyard and Residence Inn hotels in Franklin Cool Springs, Tennessee are located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $51 million. The amount is reflected in the total gross purchase price indicated above.

(d)

The purchase contract for these hotels requires the assumption of loans secured by the hotels. The outstanding principal is approximately $38.9 million. The loans have a current interest rate of 6.25%, maturity dates of July 2021 and August 2021, and require monthly payments of principal and interest on an amortized basis.

(e)

If the seller meets all of the conditions to closing, the Company is obligated to specifically perform under the contract. As the property is under construction, at this time, the seller has not met all of the conditions to closing.

We have no material relationship or affiliation with the prospective sellers of the hotels described above, except through the pending purchase contracts and any related documents.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is approximately $1.7 million.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

Source of Funds and Related Party Payments

Our recent purchases, which resulted in our ownership of eight additional hotels, were funded by the proceeds from our ongoing offering of Units and borrowings under our credit facility. Our offering proceeds and borrowings under our credit facility also have been used to fund the initial deposits required by the hotel purchase contracts and will be used for the related additional deposits.

We have entered into a property acquisition and disposition agreement with ASRG to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The entity is owned by Glade M. Knight, who is our Chairman and Chief Executive Officer. We used borrowings under our credit facility to pay $2.1 million to ASRG, representing 2% of the gross purchase price for our recent purchases.

David Lerner Associates, Inc., ASRG and A10A earned the compensation and expense reimbursements shown below in connection with their services from inception through the period ending June 30, 2013 relating to our offering phase, acquisition phase and operations phase.

David Lerner Associates, Inc. is not related to ASRG or A10A. ASRG and A10A are owned by Glade M. Knight, our Chairman and Chief Executive Officer.

As described on page 12 of our prospectus under the heading “Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase through June 30, 2013.

Cumulative through June 30, 2013

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$62,619,750	$62,619,750	$—
Marketing expense allowance paid to David Lerner Associates, Inc. in connection with the offering	20,873,250	20,873,250	—

	83,493,000	83,493,000	—

Acquisition Phase
Acquisition commission paid to Apple Suites Realty Group, Inc.	11,853,000	11,853,000	—
Reimbursement of costs paid to Apple Suites Realty Group, Inc.	1,595,000	1,595,000	—
Reimbursement of certain deposits to Apple Suites Realty Group, Inc.	105,000	105,000	—
Operations Phase
Asset management fee paid to Apple Ten Advisors, Inc.	1,290,000	1,290,000	—
Reimbursement of costs paid to Apple Ten Advisors, Inc.	2,239,000	2,239,000	—
Fees for Account Maintenance Services to Shareholders paid to David Lerner Associates, Inc.	490,000	431,000	59,000

SUMMARY OF CONTRACTS FOR OUR RECENTLY PURCHASED PROPERTIES

The following information updates the contract information included in our prospectus dated July 31, 2013 for our recently purchased hotels.

Ownership, Leasing and Management Summary

Each of our recently purchased hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

We have no material relationship or affiliation with the sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, and any related documents.

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our recently purchased hotels:

Hotel Location		Franchise(a)	Hotel Owner/Lessor	Lessee	Manager
1.	Oklahoma City, Oklahoma	Homewood Suites	Apple Ten Oklahoma, LLC	Apple Ten Hospitality Management, Inc.	Chartwell Hospitality, LLC(b)
2.	Denton, Texas	Homewood Suites	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Texas Services IV, Inc.	Chartwell Hospitality, LLC(b)
3.	Maple Grove, Minnesota	Hilton Garden Inn	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)
6.	Phoenix, Arizona	Courtyard	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)
7.	Omaha, Nebraska	Hampton Inn & Suites	Apple Ten Nebraska, LLC	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)
8.	Omaha, Nebraska	Homewood Suites	Apple Ten Nebraska, LLC	Apple Ten Hospitality Management, Inc.	North Central Hospitality, LLC(b)

Notes:

(a)

All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

(b)	The hotel specified was purchased from an affiliate of the indicated manager.

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 5 years. The applicable lessee has the option to extend its lease term for one additional three-year period, provided it is not in default at the end of the initial term.

Each lease provides for annual base rent and percentage rent. Shown below are the annual base rents and the lease commencement dates for our recently purchased hotels:

Hotel Location		Franchise	Annual Base Rent	Date of Lease Commencement
1.	Oklahoma City, Oklahoma	Homewood Suites	$766,000	July 26, 2013
2.	Denton, Texas	Homewood Suites	787,000	July 26, 2013
3.	Maple Grove, Minnesota	Hilton Garden Inn	1,081,000	July 26, 2013
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	612,000	July 26, 2013
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	809,000	July 26, 2013
6.	Phoenix, Arizona	Courtyard	853,000	July 26, 2013
7.	Omaha, Nebraska	Hampton Inn & Suites	1,452,000	July 26, 2013
8.	Omaha, Nebraska	Homewood Suites	1,227,000	July 26, 2013

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees.

Management Agreements

Each of our recently purchased hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate. Our leasing subsidiary may terminate the management agreements if the managers fail to achieve certain performance levels.

Franchise Agreements

In general, for our hotels franchised by Hilton Worldwide or one of its affiliates, there is a franchise license agreement between the applicable lessee (as specified in the previous section) and Hilton Worldwide or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

For the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in the previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable relicensing franchise agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

FINANCIAL AND OPERATING INFORMATION
FOR OUR RECENTLY PURCHASED PROPERTIES

Our recently purchased hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our recently purchased hotels:

Table 1. General Information

Hotel Location		Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/Suite(a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel(b)	Purchase Date
1.	Oklahoma City, Oklahoma	Homewood Suites	90	$11,500,000	$149-169	$10,621,510	July 26, 2013
2.	Denton, Texas	Homewood Suites	107	11,300,000	119-159	10,208,840	July 26, 2013
3.	Maple Grove, Minnesota	Hilton Garden Inn	120	12,675,000	139-219	10,980,000	July 26, 2013
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	125	8,600,000	99-109	8,600,000	July 26, 2013
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	134	12,025,000	109-129	12,025,000	July 26, 2013
6.	Phoenix, Arizona	Courtyard	127	10,800,000	124-164	9,416,900	July 26, 2013
7.	Omaha, Nebraska	Hampton Inn & Suites	139	19,775,000	119-159	16,692,720	July 26, 2013
8.	Omaha, Nebraska	Homewood Suites	123	17,625,000	139-199	14,229,080	July 26, 2013

Total			965	$104,300,000

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers. Rates reflected were in effect at acquisition.

(b)

The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Operating Information(a)

PART A

Hotel Location		Franchise	Avg. Daily Occupancy Rates (%)
			2008	2009	2010	2011	2012
1.	Oklahoma City, Oklahoma	Homewood Suites	67%	75%	80%	80%	84%
2.	Denton, Texas	Homewood Suites	n/a	25%	63%	81%	81%
3.	Maple Grove, Minnesota	Hilton Garden Inn	60%	56%	62%	61%	70%
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	15%	26%	45%	53%	58%
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	2%	28%	63%	64%	72%
6.	Phoenix, Arizona	Courtyard	34%	51%	59%	58%	56%
7.	Omaha, Nebraska	Hampton Inn & Suites	59%	66%	72%	74%	79%
8.	Omaha, Nebraska	Homewood Suites	53%	60%	67%	71%	77%

PART B

Hotel Location		Franchise	Revenue per Available Room/Suite ($)
			2008	2009	2010	2011	2012
1.	Oklahoma City, Oklahoma	Homewood Suites	$64	$70	$74	$75	$81
2.	Denton, Texas	Homewood Suites	n/a	$21	$55	$71	$75
3.	Maple Grove, Minnesota	Hilton Garden Inn	$75	$61	$65	$67	$82
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	$12	$21	$36	$45	$52
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	$2	$22	$47	$53	$58
6.	Phoenix, Arizona	Courtyard	$36	$52	$58	$60	$62
7.	Omaha, Nebraska	Hampton Inn & Suites	$74	$70	$79	$84	$92
8.	Omaha, Nebraska	Homewood Suites	$62	$66	$73	$83	$93

Note for Table 2:

(a)	Operating data is presented for the last five years (or since the beginning of hotel operations). See Table 1. General Information above for the date the hotel was acquired.

Table 3. Tax and Related Information

Hotel Location		Franchise	Tax Year(b)	Real Property Tax Rate(a)	Real Property Tax
1.	Oklahoma City, Oklahoma	Homewood Suites	2012	1.3%	$89,112
2.	Denton, Texas	Homewood Suites	2012	2.5%	138,584
3.	Maple Grove, Minnesota	Hilton Garden Inn	2013	4.1%	222,698
4.	Phoenix North/Happy Valley, Arizona	Hampton Inn & Suites	2012	2.4%	96,279	(c)
5.	Phoenix North/Happy Valley, Arizona	Homewood Suites	2012	2.4%	103,212	(c)
6.	Phoenix, Arizona	Courtyard	2012	2.9%	211,993
7.	Omaha, Nebraska	Hampton Inn & Suites	2012	2.1%	276,433
8.	Omaha, Nebraska	Homewood Suites	2012	2.1%	250,635

Notes for Table 3:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

(b)	Represents a calendar year.

(c)	Phoenix North/Happy Valley Hampton Inn & Suites and Homewood Suites are located on the same parcel.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Six Months Ended June 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	For the period August 13, 2010 (initial capitalization) through December 31, 2010
Revenues:
Room revenue	$64,481	$106,759	$37,911	$—
Other revenue	7,327	10,907	4,180	—

Total revenue	71,808	117,666	42,091	—
Expenses:
Hotel operating expenses	39,835	65,948	23,737	—
Property taxes, insurance and other	4,863	8,067	2,420	—
General and administrative	2,186	4,408	3,062	28
Acquisition related costs	1,969	1,582	11,265	—
Depreciation	9,334	15,795	6,009	—
Investment income	(934)	(247)	(395)	—
Interest expense	2,324	4,729	1,002	3
Income tax expense	157	305	125	—

Total expenses	59,734	100,587	47,225	31

Net income (loss)	$12,074	$17,079	$(5,134)	$(31)

Per Share:
Net income (loss) per common share	$0.18	$0.31	$(0.18)	$(3,083.50)
Distributions paid per common share	$0.41	$0.825	$0.756	$—
Weighted-average common shares outstanding — basic and diluted	67,981	54,888	29,333	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$64,137	$146,530	$7,079	$124
Investment in real estate, net	$574,681	$506,689	$452,205	$—
Energy investment	$80,210	$—	$—	$—
Total assets	$740,973	$667,785	$471,222	$992
Notes payable	$80,374	$81,186	$69,636	$400
Shareholders’ equity	$653,363	$579,525	$395,915	$17
Net book value per share	$8.82	$8.92	$9.10	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$16,824	$33,133	$821	$(6)
Investing activities	$(160,060)	$(58,606)	$(393,640)	$—
Financing activities	$60,843	$164,924	$399,774	$82
Number of hotels owned at end of period	35	31	26	—
Average Daily Rate (ADR)(a)	$117	$114	$110	$—
Occupancy	73%	70%	69%	—
Revenue Per Available Room (RevPAR)(b)	$85	$79	$76	$—
Total rooms sold(c)	552,204	937,392	344,152	—
Total rooms available(d)	758,618	1,347,740	499,089	—

(in thousands except per share and statistical data)	Six Months Ended June 30, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	For the period August 13, 2010 (initial capitalization) through December 31, 2010
Modified Funds From Operations Calculation(e):
Net income (loss)	$12,074	$17,079	$(5,134)	$(31)
Depreciation of real estate owned	9,334	15,795	6,009	—

Funds from operations	21,408	32,874	875	(31)
Acquisition related costs	1,969	1,582	11,265	—

Modified funds from operations	$23,377	$34,456	$12,140	$(31)

(a)	Total room revenue divided by number of rooms sold.

(b)	ADR multiplied by occupancy percentage.

(c)	Represents the number of room nights sold during the period.

(d)	Represents the number of rooms owned by the Company multiplied by the number of nights in the period.

(e)

Funds from operations (FFO) is defined as net income (loss) (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified FFO (MFFO) excludes costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this Supplement, including net income, cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(for the six months ended June 30, 2013)

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations from our most recent Form 10-Q for the quarter ended June 30, 2013 has been incorporated by reference herein. See “Incorporation by Reference” on page S-7 of this prospectus supplement.

EXPERTS

The consolidated financial statements of Apple REIT Ten, Inc. appearing in Apple REIT Ten, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the financial statement schedule appearing therein), and the effectiveness of Apple REIT Ten, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and Apple REIT Ten, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Denver, Colorado-Hilton Garden Inn appearing on Form 8-K/A dated May 17, 2011 for the years ended December 31, 2010 and 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Gerald O. Dry, PA, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Wade Stables P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SASI, LLC (Mason, Ohio Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton

Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Chicago Hotels Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) at December 26, 2010 and for the year then ended, incorporated by reference herein, have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Crowe Horwath LLP, independent auditor, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Fair Oaks Hotel, LLC (Fairfax, Virginia Marriott) at December 31, 2012 and for the year then ended, incorporated by reference herein, have been audited by Dixon Hughes Goodman LLP, independent auditor, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Maple Grove Lodging Investors, LLC, Phoenix Southwest Lodging Investors I, LLC, Deer Valley Lodging Investors, LLC, Deer Valley Hotel Investors II, LLC, Omaha Downtown Lodging Investors III, LLC and Omaha Downtown Lodging Investors IV, LLC (Maple Grove, Minnesota Hilton Garden Inn; Phoenix, Arizona Courtyard; Phoenix North/Happy Valley, Arizona Hampton Inn & Suites; Phoenix North/Happy Valley, Arizona Homewood Suites; Omaha, Nebraska Homewood Suites and Omaha, Nebraska Hampton Inn & Suites) at December 31, 2012 and for the year then ended, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

APPLE REIT TEN, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements of Company
Apple REIT Ten, Inc.
(Audited)
Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2012 and December 2011	*
Consolidated Statements of Operations—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Shareholders’ Equity—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Cash Flows—Years Ended December 31, 2012 and December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Notes to Consolidated Financial Statements	*
Financial Statement Schedule	*
(Unaudited)
Consolidated Balance Sheets—June 30, 2013 and December 31, 2012	*
Consolidated Statements of Operations—Three and six months ended June 30, 2013 and 2012	*
Consolidated Statements of Cash Flows—Six months ended June 30, 2013 and 2012	*
Notes to Consolidated Financial Statements	*
Financial Statements of Businesses Acquired
Denver, Colorado—Hilton Garden Inn
(Audited)
Report of Independent Auditors	*
Balance Sheets—As of December 31, 2010 and 2009	*
Statements of Operations—Years Ended December 31, 2010 and 2009	*
Statements of Owners’ Equity—Years Ended December 31, 2010 and 2009	*
Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Financial Statements	*
CN Hotel Portfolio
(Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2010 and 2009	*
Combined Statements of Operations—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*

Page
McKibbon Hotel Portfolio

(Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites)

(Audited)
Independent Auditor’s Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Owner’s (Deficit)—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Income—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Owner’s (Deficit)—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*
Hawkeye Hotel Portfolio
(Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites)
(Audited)
Independent Auditors Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Operations—Years Ended December 31, 2010 and 2009	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Operations—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*
SASI, LLC
(Mason, Ohio Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*

Page
Statement of Income—For the Year Ended December 31, 2010	*
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC
(Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Deficit—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations and Members’ Deficit—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Chicago Hotels Portfolio
(Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Ascent Hospitality, Inc.
(Merrillville, Indiana Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*
Statement of Income—For the Year Ended December 31, 2010	*
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*

Page
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
VHRMR Round Rock, LTD
(Austin/Round Rock, Texas Homewood Suites)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 26, 2010	*
Statement of Operations—Year Ended December 26, 2010	*
Statement of Owners’ Equity—Year Ended December 26, 2010	*
Statement of Cash Flows—Year Ended December 26, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Operations—Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—Six Months Ended June 30, 2011 and 2010	*
KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC
(South Bend, Indiana Fairfield Inn & Suites)
(Audited)
Report of Independent Auditors	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Equity—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Fair Oaks Hotel, LLC
(Fairfax, Virginia Marriott Hotel)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2012	*
Statement of Income—Year Ended December 31, 2012	*
Statement of Changes in Member’s Deficit—Year Ended December 31, 2012	*
Statement of Cash Flows—Year Ended December 31, 2012	*
Notes to Financial Statements	*

Page
North Central Hotels Portfolio

(Maple Grove, Minnesota Hilton Garden Inn; Phoenix North/Happy Valley, Arizona Hampton Inn & Suites; Phoenix North/Happy Valley, Arizona Homewood Suites; Phoenix, Arizona Courtyard; Omaha, Nebraska Hampton Inn & Suites and Omaha, Nebraska Homewood Suites)

(Audited)
Independent Auditors’ Report	*
Combined Balance Sheet—As of December 31, 2012	*
Combined Statement of Operations—For the Year Ended December 31, 2012	*
Combined Statement of Comprehensive Loss—For the Year Ended December 31, 2012	*
Combined Statement of Members’ Equity (Deficit)—For the Year Ended December 31, 2012	*
Combined Statement of Cash Flows—For the Year Ended December 31, 2012	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2013 and 2012	*
Combined Statements of Operations—For the Six Months Ended June 30, 2013 and 2012	*
Combined Statements of Comprehensive Loss—For the Six Months Ended June 30, 2013 and 2012	*
Combined Statements of Members’ Equity (Deficit)—For the Six Months Ended June 30, 2013 and 2012	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2013 and 2012	*
Pro Forma Financial Information
Apple REIT Ten, Inc.
(Unaudited)
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2013	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2012 and Six Months Ended June 30, 2013	*
Notes to Pro Forma Condensed Consolidated Statements of Operations	*

*	Incorporated by reference herein. See “Incorporation by Reference” on page S-7 of this prospectus supplement.